Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 30, 2019 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $33.3 million, or $0.12 per diluted share, for the three months ended December 31, 2018. Net income for the three months ended December 31, 2018 includes a $32.8 million loss on the sale of debt securities available-for-sale and $2.8 million of branch closure costs, both announced in December 2018. Adjusted net income for the three months ended December 31, 2018 totaled $61.1 million, or $0.22 per diluted share, compared to net income of $54.2 million, or $0.19 per diluted share, for the three months ended September 30, 2018 and adjusted net income of $48.2 million, or $0.17 per diluted share, for the three months ended December 31, 2017.(1)

For the year ended December 31, 2018, net income totaled $202.6 million, or $0.72 per diluted share. Net income adjusted for the aforementioned items totaled $229.3 million, or $0.81 per diluted share, for the year ended December 31, 2018, compared to adjusted net income of $179.6 million, or $0.62 per diluted share, for the year ended December 31, 2017.(1)

The Company also announced today that its Board of Directors declared a cash dividend of $0.11 per share to be paid on February 25, 2019 for stockholders of record as of February 11, 2019.

Kevin Cummings, Chairman and CEO, commented, “Our fourth quarter was highlighted by strong loan growth. In addition, this quarter marked an important milestone for the Bank as our informal agreement with the regulators was terminated. We are pleased at the progress we made in strengthening our Bank Secrecy Act compliance programs.”

Mr. Cummings also commented, “While we face increasing funding costs, we continue to grow and diversify our loan portfolio and control our expenses. We are proud of our team’s efforts in 2018 and our strong results for the year.”

Performance Highlights

•	Total assets increased $710.5 million, or 2.8%, to $26.23 billion at December 31, 2018 from $25.52 billion at September 30, 2018.

•	Net loans increased $649.3 million, or 3.1%, to $21.38 billion at December 31, 2018 from $20.73 billion at September 30, 2018.

•	Total deposits increased $182.5 million, or 1.0%, to $17.58 billion at December 31, 2018 from $17.40 billion at September 30, 2018.

•
During December 2018, the Company sold approximately $665 million of its lower yielding mortgage-backed debt securities available-for-sale at an after-tax loss of $25.6 million, or $0.09 per diluted share. Proceeds from the sale were reinvested in debt securities yielding on average 160 basis points higher than the securities sold.

•
Total non-interest expenses were $102.2 million for the three months ended December 31, 2018. Excluding branch closure costs of $2.8 million, non-interest expenses for the three months ended December 31, 2018 were $99.4 million, a 4.0% decrease compared to the three months ended December 31, 2017 and a 2.4% decrease compared to the three months ended September 30, 2018.

•	During the three months ended December 31, 2018, the Company repurchased 5.9 million shares of its outstanding common stock for approximately $67.2 million.

•
In December 2018, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance informed the Bank that the informal agreement with regard to Bank Secrecy Act and Anti-Money Laundering compliance matters had been terminated.

Financial Performance Overview
Fourth Quarter 2018 compared to Third Quarter 2018
For the fourth quarter of 2018, net income totaled $33.3 million, a decrease of $20.9 million as compared to $54.2 million for the third quarter of 2018. The changes in net income on a sequential quarter basis are highlighted below.

Net interest income increased by $2.4 million, or 1.4%, as compared to the third quarter of 2018. Changes within interest income and expense categories are as follows:

•
An increase in interest and dividend income of $10.4 million, or 4.3%, to $254.4 million as compared to the third quarter of 2018 primarily attributed to a $333.8 million increase in the average balance of net loans primarily from loan originations, offset by paydowns and payoffs. The weighted average yield on net loans increased 2 basis points to 4.22%, predominately driven by higher average yields on new loan originations and an increase in prepayment penalties. In addition, interest and dividend income includes increased income resulting from higher yields on cash and new securities and the paydown and payoff of trust preferred securities.

•
Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended December 31, 2018 as compared to $4.6 million for the three months ended September 30, 2018.

•
Interest expense increased $8.0 million, primarily attributable to the weighted average cost of interest-bearing liabilities, which increased 13 basis points to 1.69% for the three months ended December 31, 2018. The average balance of total interest-bearing liabilities increased $348.3 million, or 1.8%, to $20.15 billion.

Net interest margin remained consistent at 2.69% for the three months ended December 31, 2018 compared to the three months ended September 30, 2018, driven by the higher yield on interest-earning assets, offset by the higher cost of interest-bearing liabilities.

Total non-interest income was a loss of $20.8 million for the three months ended December 31, 2018, a decrease of $31.1 million, as compared to income of $10.3 million recorded in the third quarter of 2018. Excluding the impact of the sale of securities, total non-interest income was $12.1 million for the three months ended December 31, 2018, an increase of $1.8 million, or 17.2%, as compared to the three months ended September 30, 2018. This increase was due to a $643,000 increase in other income primarily attributed to our equipment finance portfolio, an increase of $560,000 in gain on sales of other real estate owned and an increase of $442,000 in fees and service charges.
Total non-interest expenses were $102.2 million for the three months ended December 31, 2018, an increase of $435,000, or 0.4%, as compared to the third quarter of 2018. Excluding the impact of the branch closure costs, total non-interest expenses were $99.4 million for the three months ended December 31, 2018, a decrease of $2.4 million, or 2.4%, as compared to the three months ended September 30, 2018. The decrease is due to a decrease of $2.5 million in compensation and fringe benefit expense, primarily related to incentive compensation and employee benefits. Included in other operating expenses for the three months ended December 31, 2018 is a $1.3 million charitable contribution to the State of New Jersey’s Neighborhood Revitalization Tax Credit (“NRTC”) Program.
Income tax expense was $9.5 million for the three months ended December 31, 2018 and $19.2 million for the three months ended September 30, 2018. The effective tax rate was 22.1% for the three months ended December 31, 2018 and 26.2% for the three months ended September 30, 2018. The effective tax rate was positively impacted in the fourth quarter by a charitable contribution to the NRTC Program, which provided a $1.0 million tax credit.

Fourth Quarter 2018 compared to Fourth Quarter 2017
For the fourth quarter of 2018, net income totaled $33.3 million, an increase of $38.1 million as compared to a net loss of $4.8 million in the fourth quarter of 2017. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, fourth quarter of 2018 net interest income decreased by $5.4 million, or 3.1%, as compared to the fourth quarter of 2017 due to:

•
Interest expense increased $29.5 million, or 53.0%, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 53 basis points to 1.69% for the three months ended December 31, 2018. The average balance of interest-bearing deposits increased $491.6 million, or 3.4%, to $15.18 billion for the three months ended December 31, 2018 and the average balance of total borrowed funds increased $496.5 million, or 11.1%, to $4.97 billion.

•
An increase in interest and dividend income of $24.1 million, or 10.5%, to $254.4 million primarily as a result of a $1.20 billion increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 9 basis points to 4.22% primarily driven by higher average yields on new loan origination volume. In addition, interest and dividend income includes increased income resulting from higher yields on cash and new securities and the paydown and payoff of trust preferred securities.

•	Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended December 31, 2018 as compared to $5.7 million for the three months ended December 31, 2017.
Net interest margin decreased 21 basis points year over year to 2.69% for the three months ended December 31, 2018 from 2.90% for the three months ended December 31, 2017, primarily driven by the higher cost of interest-bearing liabilities.

Total non-interest income was a loss of $20.8 million for the three months ended December 31, 2018, a decrease of $29.0 million year over year. Excluding the impact of the sale of securities, total non-interest income was $12.1 million for the three months ended December 31, 2018, an increase of $3.8 million, or 46.7%, as compared to the three months ended December 31, 2017. The increase is due to an increase of $1.3 million in other income primarily attributed to our equipment finance portfolio and non-depository investment products, an increase of $853,000 in gain on sales of other real estate owned, an increase of $588,000 in fees and service charges, an increase of $585,000 in income on bank owned life insurance and a $483,000 increase in gain on loans.
Total non-interest expenses were $102.2 million for the three months ended December 31, 2018, a decrease of $7.3 million, or 6.6%, year over year. Excluding the impact of the branch closure costs in the fourth quarter of 2018 and 2017 and the workforce reduction severance benefits recognized in the fourth quarter of 2017, total non-interest expenses decreased $4.2 million, or 4.0%, for the three months ended December 31, 2018. For the three months ended December 31, 2018, professional fees decreased $5.2 million largely attributable to lower consulting fees associated with risk management and compliance efforts. Partially offsetting this decrease, compensation and fringe benefits, excluding severance benefits, increased $1.2 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure.
Income tax expense was $9.5 million for the three months ended December 31, 2018 and $73.7 million for the three months ended December 31, 2017. The effective tax rate was 22.1% for the three months ended December 31, 2018 and 106.9% for the three months ended December 31, 2017. The enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 resulted in the Company recognizing a $49.2 million increase to income tax expense during the three months ended December 31, 2017.

Year Ended December 31, 2018 compared to Year Ended December 31, 2017
Net income increased by $75.8 million, or 59.8%, year over year to $202.6 million for the year ended December 31, 2018. The change in net income year over year is the result of the following:

Net interest income increased by $241,000 as compared to the year ended December 31, 2017 due to:

•
Total interest and dividend income increased by $86.7 million, or 9.8%, to $968.4 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily attributed to a $1.08 billion increase in the average balance of net loans from organic loan growth and the acquired equipment finance portfolio, offset by paydowns and payoffs. The weighted average yield on net loans increased 13 basis points to 4.17% primarily driven by higher average yields on new loan origination volume and an increase in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $20.6 million for the year ended December 31, 2018, as compared to $17.3 million for the year ended December 31, 2017.

•
Total interest expense increased by $86.5 million, or 42.8%, to $288.4 million for the year ended December 31, 2018, as compared to $201.9 million for the year ended December 31, 2017, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 38 basis points to 1.46% for the year ended December 31, 2018. In addition, the average balance of total interest-bearing liabilities increased $1.10 billion, or 5.9%, to $19.71 billion for the year ended December 31, 2018.

Net interest margin decreased 13 basis points to 2.76% for the year ended December 31, 2018 from 2.89% for the year ended December 31, 2017, primarily driven by the higher cost of interest-bearing liabilities, partially offset by higher yield on loans.

Total non-interest income was $10.1 million for the year ended December 31, 2018, a decrease of $25.6 million, or 71.7%, as compared to the year ended December 31, 2017. Excluding the impact of the sale of securities, total non-interest income was $42.9 million for the year ended December 31, 2018, an increase of $7.3 million, or 20.5%, as compared to the year ended December 31, 2017. The increase is due to a $4.0 million increase in other income primarily attributed to non-depository investment products, an increase of $2.2 million in income on bank owned life insurance and an increase of $1.8 million in fees and service charges.
Total non-interest expenses were $407.7 million for the year ended December 31, 2018, a decrease of $10.9 million, or 2.6%, as compared to the year ended December 31, 2017. Excluding the impact of the branch closure costs in 2018 and 2017 and the workforce reduction severance benefits recognized in 2017, total non-interest expenses decreased $7.8 million, or 1.9%, for the year ended December 31, 2018. This decrease is due to professional fees decreasing $23.6 million for the year ended December 31, 2018, largely attributable to lower consulting fees associated with risk management and compliance efforts. This decrease was partially offset by compensation and fringe benefits, excluding severance benefits, increasing $12.2 million as a result of additions to our staff to support the growth and build out of our risk management and operating infrastructure, as well as normal merit increases. In addition, data processing and communication expense increased $3.4 million.
Income tax expense was $67.8 million for the year ended December 31, 2018 compared to $153.8 million for the year ended December 31, 2017. The effective tax rate was 25.1% for the year ended December 31, 2018 and 54.8% for the year ended December 31, 2017. The decrease in the effective tax rate is primarily driven by the enactment of the Tax Act. The enactment of the Tax Act in December 2017 resulted in the Company recognizing a $49.2 million increase to income tax expense during the three months ended December 31, 2017. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $1.1 million for the year ended December 31, 2018 and $1.7 million for the year ended December 31, 2017.
On July 1, 2018, the State of New Jersey enacted new legislation that created a temporary surtax effective for tax years 2018 through 2021 and will require companies to file combined tax returns beginning in 2019. The new legislation resulted in a $2.3 million increase to our net deferred tax asset and a decrease to our state tax expense for the year ended December 31, 2018.

Asset Quality
Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended December 31, 2018, our provision for loan losses was $3.5 million, compared to $2.0 million for the three months ended September 30, 2018 and $4.5 million for the three months ended December 31, 2017. For the three months ended December 31, 2018, net recoveries were $1.5 million compared to net charge-offs of $2.0 million for the three months ended September 30, 2018 and net charge-offs of $3.6 million for the three months ended December 31, 2017. Our provision for loan losses was $12.0 million for the year ended December 31, 2018 compared with $16.3 million for the year ended December 31, 2017. For the year ended December 31, 2018, net charge-offs were $7.2 million compared to $13.7 million for the year ended December 31, 2017.
Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans were $124.9 million, or 0.58% of total loans, at December 31, 2018 compared to $104.4 million, or 0.50% of total loans, at September 30, 2018 and $135.7 million, or 0.68% of total loans, at December 31, 2017. We continue to proactively and diligently work to resolve our troubled loans.
At December 31, 2018, there were $47.8 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $28.5 million were residential and consumer loans, $15.5 million were commercial and industrial loans, $2.9 million were commercial real estate loans and $892,000 were multi-family loans. TDRs of $13.6 million were classified as accruing and $34.2 million were classified as non-accrual at December 31, 2018.
The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	97	$20.2	99	$21.3	101	$20.6	97	$16.9	126	$20.0
Construction	3	9.2	—	—	—	—	—	—	—	—
Multi-family	6	23.1	11	12.4	6	27.4	3	5.0	5	6.3
Commercial real estate	7	5.5	8	15.3	9	8.7	5	5.7	5	4.6
Commercial and industrial	9	2.1	14	5.0	7	2.9	6	3.4	11	4.3
Total 30 to 59 days past due	122	60.1	132	54.0	123	59.6	111	31.0	147	35.2
60 to 89 days past due:
Residential and consumer	37	9.2	34	5.2	37	9.5	46	7.7	50	8.2
Construction	—	—	3	9.3	—	—	—	—	—	—
Multi-family	1	2.6	10	36.7	—	—	—	—	2	7.7
Commercial real estate	1	3.4	4	4.2	—	—	1	0.3	2	0.8
Commercial and industrial	5	0.9	4	5.4	1	2.1	1	0.1	—	—
Total 60 to 89 days past due	44	16.1	55	60.8	38	11.6	48	8.1	54	16.7
Total accruing past due loans	166	$76.2	187	$114.8	161	$71.2	159	$39.1	201	$51.9
Non-accrual:
Residential and consumer	320	$59.0	347	$66.3	375	$69.2	390	$72.5	427	$76.4
Construction	1	0.2	1	0.2	1	0.3	1	0.3	1	0.3
Multi-family	15	33.9	3	2.6	9	19.5	8	20.2	5	15.0
Commercial real estate	35	12.4	39	15.5	36	16.7	38	19.7	37	34.0
Commercial and industrial	14	19.4	14	19.8	13	28.9	19	23.3	11	10.0
Total non-accrual loans	385	$124.9	404	$104.4	434	$134.6	456	$136.0	481	$135.7
Accruing troubled debt restructured loans	54	$13.6	59	$13.2	56	$12.8	54	$12.4	49	$11.0
Non-accrual loans to total loans		0.58%		0.50%		0.65%		0.66%		0.68%
Allowance for loan losses as a percent of non-accrual loans		188.78%		221.06%		171.46%		169.97%		170.17%
Allowance for loan losses as a percent of total loans		1.09%		1.10%		1.11%		1.12%		1.15%

Balance Sheet Summary

Total assets increased $1.10 billion, or 4.4%, to $26.23 billion at December 31, 2018 from December 31, 2017. Net loans increased $1.53 billion, or 7.7%, to $21.38 billion at December 31, 2018. Securities decreased $101.3 million, or 2.7%, to $3.68 billion at December 31, 2018 and cash decreased $421.5 million to $196.9 million at December 31, 2018 from December 31, 2017.

The detail of the loan portfolio (including PCI loans) is below:

	December 31, 2018	September 30, 2018	December 31, 2017
	(In thousands)
Commercial Loans:
Multi-family loans	$8,165,187	7,985,847	7,802,835
Commercial real estate loans	4,786,825	4,605,352	4,548,101
Commercial and industrial loans	2,389,756	2,198,905	1,625,375
Construction loans	227,015	234,078	416,883
Total commercial loans	15,568,783	15,024,182	14,393,194
Residential mortgage loans	5,351,115	5,265,440	5,026,517
Consumer and other	707,866	686,454	671,137
Total Loans	21,627,764	20,976,076	20,090,848
Deferred fees, premiums and other, net	(13,811)	(16,407)	(7,778)
Allowance for loan losses	(235,817)	(230,818)	(230,969)
Net loans	$21,378,136	20,728,851	19,852,101

During the year ended December 31, 2018, we originated $1.58 billion in multi-family loans, $957.7 million in commercial and industrial loans, $801.8 million in commercial real estate loans, $593.6 million in residential loans, $110.5 million in consumer and other loans and $104.5 million in construction loans. The growth in the loan portfolio reflects our continued focus on growing and diversifying our loan portfolio. In addition, during February 2018, we completed the acquisition of a $345.8 million equipment finance portfolio, comprised of both loans and leases, which is classified within our commercial and industrial portfolio. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2018, we purchased loans totaling $448.0 million from these entities. In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $65.5 million during the year ended December 31, 2018.

The allowance for loan losses increased by $4.8 million to $235.8 million at December 31, 2018 from $231.0 million at December 31, 2017. The increase in our allowance for loan losses is due to the inherent credit risk, growth and composition of our overall portfolio, as well as the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At December 31, 2018, our allowance for loan losses as a percent of total loans was 1.09%.

Securities decreased by $101.3 million, or 2.7%, to $3.68 billion at December 31, 2018 from $3.78 billion at December 31, 2017. This decrease was a result of sales and paydowns, partially offset by purchases.

During December 2018, the Company sold approximately $665 million of its lower yielding mortgage-backed debt securities available-for-sale and the proceeds from the sale were reinvested in higher yielding debt securities. Bank owned life insurance increased $56.3 million to $211.9 million at December 31, 2018. During the year ended December 31, 2018, we purchased $125.0 million of bank owned life insurance and surrendered $71.1 million of an older policy.

Deposits increased by $222.6 million, or 1.3%, from $17.36 billion at December 31, 2017 to $17.58 billion at December 31, 2018 primarily driven by an increase in time deposits, partially offset by decreases in money market and savings accounts. Checking accounts decreased $14.3 million to $7.32 billion at December 31, 2018 from $7.33 billion at December 31, 2017. Core deposits (savings, checking and money market) represented approximately 74% of our total deposit portfolio at December 31, 2018 compared to 80% at December 31, 2017.

Borrowed funds increased by $974.1 million, or 21.8%, to $5.44 billion at December 31, 2018 from $4.46 billion at December 31, 2017 to help fund the growth of the loan portfolio.

Stockholders’ equity decreased by $120.1 million to $3.01 billion at December 31, 2018 from $3.13 billion at December 31, 2017, primarily attributed to the repurchase of 20.4 million shares of common stock for $258.2 million and cash dividends of $0.38 per share totaling $113.2 million during the year ended December 31, 2018. These decreases were partially offset by net income of $202.6 million, share-based plan activity of $30.3 million and other comprehensive income of $18.4 million for the year ended December 31, 2018. The Bank remains significantly above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 10.28% at December 31, 2018.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2018 operated from its corporate headquarters in Short Hills, New Jersey and 151 branches located throughout New Jersey and New York.

Earnings Conference Call January 31, 2019 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, January 31, 2019 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10127428

A telephone replay will be available beginning on January 31, 2019 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on April 30, 2019. The replay number is (877) 344-7529, password 10127428. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2018	September 30, 2018	December 31, 2017
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$196,891	210,595	618,394
Equity securities	5,793	5,872	5,701
Debt securities available-for-sale, at estimated fair value	2,122,162	1,984,537	1,982,026
Debt securities held-to-maturity, net (estimated fair value of $1,558,564, $1,601,807 and $1,820,125 at December 31, 2018, September 30, 2018 and December 31, 2017, respectively)	1,555,137	1,611,409	1,796,621
Loans receivable, net	21,378,136	20,728,851	19,852,101
Loans held-for-sale	4,074	4,270	5,185
Federal Home Loan Bank stock	260,234	242,403	231,544
Accrued interest receivable	77,501	78,283	72,855
Other real estate owned	6,911	7,755	5,830
Office properties and equipment, net	177,432	175,387	180,231
Net deferred tax asset	104,411	135,521	121,663
Bank owned life insurance	211,914	210,413	155,635
Goodwill and intangible assets	99,063	99,764	97,665
Other assets	29,349	23,435	3,793
Total assets	$26,229,008	25,518,495	25,129,244
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$17,580,269	17,397,812	17,357,697
Borrowed funds	5,435,681	4,853,774	4,461,533
Advance payments by borrowers for taxes and insurance	129,891	131,038	104,308
Other liabilities	77,837	100,650	80,255
Total liabilities	23,223,678	22,483,274	22,003,793
Stockholders’ equity	3,005,330	3,035,221	3,125,451
Total liabilities and stockholders’ equity	$26,229,008	25,518,495	25,129,244

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$221,566	216,516	204,017	854,595	783,938
Securities:
GSE obligations	267	266	275	1,080	486
Mortgage-backed securities	21,627	19,624	19,015	80,906	70,827
Equity	34	32	31	134	139
Municipal bonds and other debt	5,755	2,615	2,329	13,060	10,762
Interest-bearing deposits	894	677	1,005	2,435	2,164
Federal Home Loan Bank stock	4,278	4,296	3,645	16,206	13,367
Total interest and dividend income	254,421	244,026	230,317	968,416	881,683
Interest expense:
Deposits	58,279	51,923	33,723	188,645	113,543
Borrowed funds	26,836	25,177	21,904	99,754	88,364
Total interest expense	85,115	77,100	55,627	288,399	201,907
Net interest income	169,306	166,926	174,690	680,017	679,776
Provision for loan losses	3,500	2,000	4,500	12,000	16,250
Net interest income after provision for loan losses	165,806	164,926	170,190	668,017	663,526
Non-interest income:
Fees and service charges	5,948	5,506	5,360	22,142	20,326
Income on bank owned life insurance	1,501	1,596	916	5,926	3,742
Gain on loans, net	746	478	263	2,144	3,187
(Loss) gain on securities, net	(32,802)	97	—	(31,604)	1,275
Gain (loss) on sales of other real estate owned, net	573	13	(280)	923	591
Other income	3,240	2,597	1,960	10,550	6,516
Total non-interest income	(20,794)	10,287	8,219	10,081	35,637
Non-interest expense:
Compensation and fringe benefits	56,789	59,279	58,970	235,928	227,177
Advertising and promotional expense	3,931	3,229	3,455	13,054	14,411
Office occupancy and equipment expense	17,093	15,151	17,740	63,539	61,509
Federal insurance premiums	3,800	4,935	4,500	17,760	16,610
General and administrative	626	509	763	2,328	3,030
Professional fees	3,497	3,578	8,712	15,278	38,853
Data processing and communication	7,491	7,090	6,871	27,810	24,364
Other operating expenses	8,996	8,017	8,463	31,983	32,620
Total non-interest expenses	102,223	101,788	109,474	407,680	418,574
Income before income tax expense	42,789	73,425	68,935	270,418	280,589
Income tax expense	9,459	19,201	73,689	67,842	153,845
Net income (loss)	$33,330	54,224	(4,754)	202,576	126,744
Basic earnings per share	$0.12	0.19	(0.02)	0.72	0.44
Diluted earnings per share	$0.12	0.19	(0.02)	0.72	0.43

Basic weighted average shares outstanding	274,909,840	280,755,898	288,739,899	281,925,219	290,183,952
Diluted weighted average shares outstanding	275,249,994	281,172,921	288,739,899	282,791,859	291,966,475

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$246,322	894	1.45%	$227,346	677	1.19%	$398,950	1,005	1.01%
Equity securities	5,796	34	2.35%	5,802	32	2.21%	5,668	31	2.19%
Debt securities available-for-sale	2,141,255	13,254	2.48%	2,015,096	11,122	2.21%	1,971,398	10,301	2.09%
Debt securities held-to-maturity	1,583,201	14,395	3.64%	1,638,722	11,383	2.78%	1,747,492	11,318	2.59%
Net loans	20,978,370	221,566	4.22%	20,644,566	216,516	4.20%	19,779,541	204,017	4.13%
Federal Home Loan Bank stock	249,454	4,278	6.86%	246,037	4,296	6.98%	232,077	3,645	6.28%
Total interest-earning assets	25,204,398	254,421	4.04%	24,777,569	244,026	3.94%	24,135,126	230,317	3.82%
Non-interest earning assets	681,282			708,904			756,703
Total assets	$25,885,680			$25,486,473			$24,891,829

Interest-bearing liabilities:
Savings	$2,064,286	3,535	0.68%	$2,142,642	3,462	0.65%	$2,126,490	2,342	0.44%
Interest-bearing checking	4,857,070	19,075	1.57%	4,449,767	15,736	1.41%	4,731,338	11,379	0.96%
Money market accounts	3,657,772	13,562	1.48%	3,747,501	13,043	1.39%	4,286,045	9,594	0.90%
Certificates of deposit	4,601,607	22,107	1.92%	4,562,549	19,682	1.73%	3,545,263	10,408	1.17%
Total interest-bearing deposits	15,180,735	58,279	1.54%	14,902,459	51,923	1.39%	14,689,136	33,723	0.92%
Borrowed funds	4,967,147	26,836	2.16%	4,897,119	25,177	2.06%	4,470,651	21,904	1.96%
Total interest-bearing liabilities	20,147,882	85,115	1.69%	19,799,578	77,100	1.56%	19,159,787	55,627	1.16%
Non-interest-bearing liabilities	2,706,262			2,610,074			2,560,328
Total liabilities	22,854,144			22,409,652			21,720,115
Stockholders’ equity	3,031,536			3,076,821			3,171,714
Total liabilities and stockholders’ equity	$25,885,680			$25,486,473			$24,891,829

Net interest income		$169,306			$166,926			$174,690

Net interest rate spread			2.35%			2.38%			2.66%

Net interest earning assets	$5,056,516			$4,977,991			$4,975,339

Net interest margin			2.69%			2.69%			2.90%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.25	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Year Ended
	December 31, 2018			December 31, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$212,980	2,435	1.14%	$272,382	2,164	0.79%
Equity securities	5,754	134	2.33%	5,699	139	2.44%
Debt securities available-for-sale	2,042,129	46,057	2.26%	1,844,887	37,152	2.01%
Debt securities held-to-maturity	1,668,106	48,989	2.94%	1,704,333	44,923	2.64%
Net loans	20,498,857	854,595	4.17%	19,414,842	783,938	4.04%
Federal Home Loan Bank stock	247,513	16,206	6.55%	243,409	13,367	5.49%
Total interest-earning assets	24,675,339	968,416	3.92%	23,485,552	881,683	3.75%
Non-interest earning assets	707,370			758,134
Total assets	$25,382,709			$24,243,686

Interest-bearing liabilities:
Savings	$2,170,510	13,240	0.61%	$2,107,363	8,395	0.40%
Interest-bearing checking	4,651,313	62,447	1.34%	4,383,110	37,091	0.85%
Money market accounts	3,837,174	46,394	1.21%	4,240,775	34,366	0.81%
Certificates of deposit	4,149,438	66,564	1.60%	3,202,312	33,691	1.05%
Total interest bearing deposits	14,808,435	188,645	1.27%	13,933,560	113,543	0.81%
Borrowed funds	4,898,867	99,754	2.04%	4,675,626	88,364	1.89%
Total interest-bearing liabilities	19,707,302	288,399	1.46%	18,609,186	201,907	1.08%
Non-interest-bearing liabilities	2,590,675			2,468,005
Total liabilities	22,297,977			21,077,191
Stockholders’ equity	3,084,732			3,166,495
Total liabilities and stockholders’ equity	$25,382,709			$24,243,686

Net interest income		$680,017			$679,776

Net interest rate spread			2.46%			2.67%

Net interest earning assets	$4,968,037			$4,876,366

Net interest margin			2.76%			2.89%

Ratio of interest-earning assets to total interest-bearing liabilities	1.25	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Return on average assets	0.52%	0.85%	(0.08)%	0.80%	0.52%
Return on average assets, adjusted (1)	0.94%	0.85%	0.77%	0.90%	0.74%
Return on average equity	4.40%	7.05%	(0.60)%	6.57%	4.00%
Return on average equity, adjusted (1)	8.07%	7.05%	6.08%	7.43%	5.67%
Return on average tangible equity	4.55%	7.29%	(0.62)%	6.79%	4.13%
Return on average tangible equity, adjusted (1)	8.34%	7.29%	6.28%	7.68%	5.86%
Interest rate spread	2.35%	2.38%	2.66%	2.46%	2.67%
Net interest margin	2.69%	2.69%	2.90%	2.76%	2.89%
Efficiency ratio	68.83%	57.44%	59.85%	59.08%	58.51%
Efficiency ratio, adjusted (1)	54.80%	57.44%	56.62%	56.00%	57.68%
Non-interest expense to average total assets	1.58%	1.60%	1.76%	1.61%	1.73%
Average interest-earning assets to average interest-bearing liabilities	1.25	1.25	1.26	1.25	1.26

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		December 31, 2018	September 30, 2018	December 31, 2017
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.55%	0.49%	0.61%
Non-performing loans as a percent of total loans		0.64%	0.56%	0.73%
Allowance for loan losses as a percent of non-accrual loans		188.78%	221.06%	170.17%
Allowance for loan losses as a percent of total loans		1.09%	1.10%	1.15%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.28%	10.51%	11.00%
Common equity tier 1 risk-based (2)		13.41%	13.60%	13.94%
Tier 1 Risk-Based Capital (2)		13.41%	13.60%	13.94%
Total Risk-Based Capital (2)		14.60%	14.77%	15.13%
Equity to total assets (period end)		11.46%	11.89%	12.44%
Average equity to average assets		11.71%	12.07%	12.74%
Tangible capital to tangible assets (1)		11.12%	11.55%	12.10%
Book value per common share (1)		$10.95	$10.83	$10.64
Tangible book value per common share (1)		$10.59	$10.48	$10.31

Other Data:
Number of full service offices		151	151	156
Full time equivalent employees		1,928	1,951	1,931

(1) See Non-GAAP Reconciliation.
(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	December 31, 2018	September 30, 2018	December 31, 2017

Total stockholders’ equity	$3,005,330	3,035,221	3,125,451
Goodwill and intangible assets	99,063	99,764	97,665
Tangible stockholders’ equity	$2,906,267	2,935,457	3,027,786

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(72,797,738)	(66,946,798)	(52,944,765)
Shares outstanding	286,273,114	292,124,054	306,126,087
Unallocated ESOP shares	(11,842,448)	(11,960,873)	(12,316,149)
Book value shares	274,430,666	280,163,181	293,809,938

Book Value per Share	$10.95	$10.83	$10.64
Tangible Book Value per Share	$10.59	$10.48	$10.31

Total assets	$26,229,008	25,518,495	25,129,244
Goodwill and intangible assets	99,063	99,764	97,665
Tangible assets	$26,129,945	25,418,731	25,031,579

Tangible capital to tangible assets	11.12%	11.55%	12.10%

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(dollars in thousands, except share data)

Net Income and Diluted EPS, as adjusted

	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Income before income tax expense	$42,789	73,425	68,935	270,418	280,589
Income tax expense	9,459	19,201	73,689	67,842	153,845
Net income (loss)	$33,330	54,224	(4,754)	202,576	126,744
Effective tax rate	22.1%	26.2%	106.9%	25.1%	54.8%

Loss on securities (1)	$(32,848)	—	—	(32,848)	—
Non-interest income adjustment, net of tax	(25,587)	—	—	(24,607)	—

Compensation and fringe benefits (2)	—	—	3,409	—	3,409
Office occupancy and equipment expense (3)	2,843	—	2,496	2,843	2,496
Total non-interest expense adjustments	2,843	—	5,905	2,843	5,905
Non-interest expense adjustments, net of tax	2,215	—	3,804	2,130	3,702

Tax reform impact (4)	—	—	49,164	—	49,164
Adjusted net income	$61,132	54,224	48,214	229,313	179,610
Adjusted tax rate	22.1%	26.2%	35.6%	25.1%	37.3%

Adjusted diluted earnings per share	$0.22	0.19	0.17	0.81	0.62

Weighted average diluted shares (5)	275,249,994	281,172,921	290,419,182	282,791,859	291,966,475

Performance Ratios, as adjusted
	For the Three Months Ended			For the Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Total non-interest expense	$102,223	101,788	109,474	407,680	418,574
Net interest income	169,306	166,926	174,690	680,017	679,776
Total non-interest income	(20,794)	10,287	8,219	10,081	35,637

Efficiency ratio	68.83%	57.44%	59.85%	59.08%	58.51%

Loss on securities (1)	(32,848)	—	—	(32,848)	—
Adjusted non-interest income	12,054	10,287	8,219	42,929	35,637

Compensation and fringe benefits (2)	—	—	3,409	—	3,409
Office occupancy and equipment expense (3)	2,843	—	2,496	2,843	2,496
Adjusted non-interest expense	$99,380	101,788	103,569	404,837	412,669

Adjusted efficiency ratio	54.80%	57.44%	56.62%	56.00%	57.68%

Average tangible equity	$2,932,157	2,976,584	3,073,035	2,984,419	3,066,073
Average equity	$3,031,536	3,076,821	3,171,714	3,084,732	3,166,495
Average assets	$25,885,680	25,486,473	24,891,829	25,382,709	24,243,686

Adjusted return on average assets	0.94%	0.85%	0.77%	0.90%	0.74%
Adjusted return on average equity	8.07%	7.05%	6.08%	7.43%	5.67%
Adjusted return on average tangible equity	8.34%	7.29%	6.28%	7.68%	5.86%

(1) Loss on securities includes the loss from the sale of available-for-sale securities announced in December 2018.
(2) Compensation and fringe benefits includes severance benefits related to the workforce reduction announced in December 2017.
(3) Office occupancy and equipment expense includes costs related to the branch closures announced in December 2018 and December 2017.
(4) Increase to income tax expense related to the enactment of the Tax Act in December 2017.
(5) Adjusted diluted earnings per share for the three months ended December 31, 2017 includes the effects of dilutive common stock equivalents.